EXHIBIT 23.3

Consent of Independent Certified Public Accountants

      We have issued our report dated February 1, 2002 accompanying the consolidated financial statements of ONTRACK Data International, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2001, incorporated by reference from Kroll Inc.’s Registration Statement on Form S-3 dated September 5, 2002 (Registration No. 333-99203) which is incorporated by reference in this Registration Statement of Kroll Inc. on Form S-4 Amendment No. 1. We consent to the incorporation by reference in this Registration Statement on Form S-4 Amendment No. 1 of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

July 18, 2003